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                                  EXHIBIT 10-3

                                    AGREEMENT

      THIS AGREEMENT (this "Agreement") is entered into as of the 30th day of June, 2005, by and among DAVID R. CARTER ("Executive") and THE BANC CORPORATION, a Delaware corporation (the "Parent"), and its wholly-owned subsidiary, THE BANK, an Alabama banking corporation (the "Bank").

                              W I T N E S S E T H:

      WHEREAS, Executive is employed by the Parent and the Bank, pursuant to that Employment Agreement dated September 19, 2000, attached hereto as Exhibit A (the "Employment Contract"), and each of the parties hereto is also a party to that certain Employment Standstill Agreement made as of January 24, 2005 attached hereto as Exhibit B (the "Standstill Contract") (the Employment Contract and the Standstill Contract being hereinafter referred to collectively as the " Contracts");

      WHEREAS, the Parties hereto agree that the Executive is entitled to certain rights and benefits under the Contracts;

      WHEREAS, the parties hereto have had discussions and have reached agreement about the term of Executive's continuing employment and the quantification and satisfaction of rights and obligations of the Bank and Parent and Executive pursuant to the Contracts;

      WHEREAS, the Parties hereto agree that any cash payments to be made to Executive hereunder shall be obligations of the Bank; and

      WHEREAS, Executive, the Parent and the Bank desire to fully settle, compromise and resolve forever any claims, disputes, and potential claims related to the Contracts.

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      NOW, THEREFORE, in consideration of the premises, the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

      1. RESIGNATION OF EMPLOYMENT. The Executive shall resign, effective immediately following the Parent's filing with the Securities and Exchange Commission of the Parent's Form 10-Q for the third quarter of 2005, all positions that he currently holds with the Parent, the Bank, and any companies, plans or trusts affiliated with or sponsored by either. Notwithstanding the immediately preceding sentence, Executive shall serve as an outside consultant to the Parent and the Bank through January 24, 2006, receiving the same salary and benefits that he is currently receiving under the Contracts; provided, however, that Executive shall continue to receive such salary and benefits only so long as he is meeting his obligations hereunder as an employee or consultant, as the case may be; provided, further, that such salary and benefits would continue through January 24, 2006, if Executive were not meeting his obligations hereunder solely due to his death or disability or his having been terminated without cause.

      2. EMPLOYMENT. The Parent agrees that it will maintain the Executive in its employ to the extent, but only to the extent, necessary for Executive to be able to exercise any stock options to purchase stock of the Parent for the full term of such option.

      3. PAYMENT AND OTHER BENEFITS.

      (a) In lieu of any payments that Executive would be entitled pursuant to subsections 4(c)(i) and (ii) of the Employment Contract and in lieu of the insurance benefits to which Executive would be entitled pursuant to subsection 4(c)(iii) of the Employment Contract, the Executive will receive $1,253,532 (less any required withholding) payable by the Bank on July 21, 2005, or promptly thereafter. Promptly upon payment of said amount, Executive will purchase for its then current book value the vehicle that is currently being provided for Executive's use.

      (b) The restrictions on the Executive's outstanding incentive awards shall lapse and shall become vested and exercisable during the full term of such award, and his benefits under deferred compensation arrangements shall become 100% vested as provided in Subsection

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4(c)(iv) of the Employment Contract including the stock in his ESOP account, as reflected in the agreements attached hereto as Exhibit C.

      (c) The payments and benefits for which provision is made in subparagraphs
(a) and (b) above are absolute, subject to no contingencies and will survive the Executive's death, disability or termination.

      4. COVENANTS OF EXECUTIVE.

      (a) General. Executive agrees that for so long as he has any rights or obligations under this Agreement, he shall continue to conduct himself in a professional manner that is supportive of the business of the Parent and the Bank.

      (b) Confidential Information. Without limiting the foregoing, Executive shall not, at any time use or disclose any Confidential Information of the Parent or the Bank, except in fulfillment of obligations hereunder, for so long as the pertinent information or data remain Confidential Information, whether or not the Confidential Information is in written or tangible form. "Confidential Information" shall mean any information, including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, information on customers, or a list of actual or potential customers or suppliers, which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

      (c) SEC Reporting/Insider Trading Compliance. Executive will cooperate with the Parent by providing information with respect to all reports required to be filed by the Parent with the Securities and Exchange Commission as they relate to required information with respect to Executive. Further, Executive will remain in compliance with the terms of the Parent's insider trading program, as such program is applicable to him following the date hereof, with respect to purchases and sales of the Parent's stock.

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      (d) Noncompetition. Executive agrees that until January 24, 2007, he shall not, individually or as an employee, consultant, partner, officer, director or shareholder or in any other capacity whatsoever of or for any person, firm, partnership, or corporation other than the Parent, the Bank or affiliates of either, work as an employee or consultant, or own, manage, operate, control or participate in the ownership (other than passive ownership of five percent or less of the equity interest of a publicly traded entity), management, operation or control of, any business in counties in Alabama or Florida where the Bank currently has branches or currently has planned branches that is in competition with or may compete with the then-current business of the Parent, the Bank or affiliates of either.

      (e) Nonsolicitation. Executive agrees that until January 24, 2007, he shall not either directly or indirectly solicit, induce, recruit or encourage any of the Parent's or the Bank's employees or consultants to terminate their relationship with the Parent or the Bank, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Parent or the Bank, either for himself or for any other person or entity. Further, Executive agrees that he shall not at any time use any Confidential Information of the Parent or the Bank to negatively influence any of the Parent's or the Bank's clients or customers from purchasing Parent or Bank products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services away from the Parent or the Bank to any person, firm, corporation, institution or other entity in competition with the business of the Parent or the Bank.

      (f) Nondefamation. Executive agrees that he will not slander, or libel, or speak disparagingly of, the Parent, the Bank or the affiliates of either, or any of their directors, officers or employees concerning either their conduct regarding his separation or their conduct at any time during his period of employment with the Parent, the Bank or the affiliates of either.

      5. BREACH OF THIS AGREEMENT. Executive acknowledges that in the event of his material breach of any provision of this Agreement, the Parent and the Bank may sustain irreparable harm from such breach, and, therefore, Executive agrees that in addition to any other remedies which the Parent or the Bank may have for any breach of this Agreement or otherwise, the Parent or the Bank may be entitled to obtain equitable relief including specific performance,

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injunctions and restraining Executive from committing or continuing any such violation of this Agreement.

      6. APPLICABLE LAW. This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with, and governed by the laws of, the State of Alabama, applied without giving effect to any conflict-of-laws principles.

      7. BINDING EFFECT. This Agreement shall inure to the benefit and be binding upon the Parties and their respective heirs, representatives, successors and assigns.

      8. SEVERABILITY AND SAVINGS PROVISION. In the event that any one or more of the provisions contained herein shall for any reason be held to be unenforceable in any respect under the law or any state or of the United States of America, such unenforceability shall not affect any other provision of this Agreement, but, with respect only to that jurisdiction holding the provision to be unenforceable, this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein.

      9. ENTIRE AGREEMENT. This Agreement constitutes the complete understanding between Executive, the Parent and the Bank and supersedes any and all prior or contemporaneous agreements, promises, or inducements, whether oral or written, concerning these subject matters (including without limitation any existing employment agreement), and that certain Memorandum Contract of even date herewith entered into by the parties hereto is merged herein and of no further force and effect.

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      IN WITNESS WHEREOF, each of the Parent and the Bank have caused this
Agreement to be executed in its corporate name by its duly authorized officer, and Executive has hereunto set his hand, and the parties hereto have caused this Agreement to be dated as of the date first above written.

                                      THE BANC CORPORATION

                                      By: /s/ C. Stanley Bailey
                                          ______________________________________

                                          Its: CEO

                                      THE BANK

                                      By: /s/ C. Stanley Bailey
                                          ______________________________________

                                          Its: Chairman and CEO

                                      /s/ David R. Carter (L.S.)
                                      __________________________________________
                                               DAVID R. CARTER

Executed by Executive on the 20th day of July, 2005.

                                      /s/ Andrea Vann
                                      ______________________________________
                                                     WITNESS